Exhibit 99.1

FUBO RELEASES ADJUSTED EBITDA OUTLOOK AND LONG-TERM FINANCIAL TARGETS

Co-Founder & CEO David Gandler Issues Shareholder Letter

NEW YORK – APRIL 6, 2026 – FuboTV Inc. (NYSE: FUBO) today announced Adjusted EBITDA outlook for Fiscal 2026 and 2028 and affirmed its cash forecast.

Guidance and Long-Term Financial Targets

●	Fiscal 2026 Pro Forma Adjusted EBITDA[1] guidance of $80-$100 million
●	Fiscal 2028 Adjusted EBITDA[1] target of at least $300 million
●	Positive Free Cash Flow[1] expected in Fiscal 2027 and Fiscal 2028 under current operating plan

In conjunction with today’s announcement, Fubo Co-Founder and CEO David Gandler issued the below letter to shareholders:

Dear Fellow Shareholders,

FuboTV Inc. is in the strongest financial position in our history based on our current outlook. We expect to deliver between $80 and $100 million in Pro Forma Adjusted EBITDA in Fiscal 2026, and are targeting at least $300 million in Adjusted EBITDA in Fiscal 2028. We also believe we will be Free Cash Flow positive starting Fiscal 2027, if not sooner, and are projecting to end this fiscal year (YE September 2026) with at least $200 million in cash and cash equivalents.

1 Pro Forma Adjusted EBITDA, Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. For a reconciliation of these measures to the most directly comparable U.S. GAAP financial measures, Pro Forma Net income (Loss) (prepared in accordance with Article 11 of Regulation S-X), Net Income (Loss) from Continuing Operations and net cash provided by (used in) operating activities, respectively, for historical periods, please refer to the “Reconciliation of Key Performance Metrics and Non-GAAP Financial Measures” section of this press release. The Company is not providing a reconciliation of forward-looking Pro Forma Adjusted EBITDA, Adjusted EBITDA or Free Cash Flow to the most directly comparable U.S. GAAP measures because the Company does not currently have sufficient information to accurately estimate all of the variables and individual adjustments for such reconciliation. As such, the Company cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results. See also “Basis of Presentation” and “Key Performance Metrics and Non-GAAP Financial Measures.”

●	Generated Pro Forma Net Loss of $(178) million and Pro Forma Adjusted EBITDA of $59 million in Fiscal 2025.
●	Projecting to grow Adjusted EBITDA at a compounded annual growth rate (CAGR) of more than 80% based on the midpoint of our Fiscal 2026 Pro Forma Adjusted EBITDA guidance range ($90 million) and our Fiscal 2028 Adjusted EBITDA target (at least $300 million).
●

Projecting to end this fiscal year (YE September 2026) with at least $200 million in cash and cash equivalents, compared to Fubo pre-combination[2] cash and cash equivalents balance of $274 million as of September 30, 2025. Note that over the 2026 fiscal year-to-date we made approximately ~$50 million in payments associated with litigation and transaction-related expenses that are not representative of Fubo’s underlying cash generation.

●	Expect Fubo will be Free Cash Flow positive starting Fiscal 2027, and we do not anticipate needing additional outside financing through Fiscal 2028 based on our current operating plan.
●	Based on our current operating plan, we have enough cash to fund our business - including debt obligations - and invest in our growth. We expect to be in a net cash position (cash and cash equivalents exceeding all debt) in Fiscal 2028.
●	Methodically managed our debt levels while extending our maturities. Today, we have approximately $323 million in debt obligations, with no maturities until 2029. As of March, our 2029 bonds are trading close to par, which we believe reflects credit investor confidence.

Our financial stability, which we do not believe is reflected in our stock price, has continued to improve. Importantly, this is a trajectory that we expect to continue.

I am confident in the future of our business. Our financial position provides us with the flexibility to invest, to compete and to serve our customers at a higher level than at any point in our history.

The Drivers Behind Our Outlook

We believe that our share price has not yet reflected the operational progress we have made nor the intrinsic value of the combined business. I hope today’s updates help to close that gap. Fubo has a track record of disciplined execution. Prior to the combination, we improved Net Loss and Adjusted EBITDA by approximately $100 million annually for three consecutive years.

As we look ahead, we are applying that same disciplined approach to how we balance growth and profitability for the combined company. While subscriber growth remains a key long-term driver of value, we are focused on pursuing that growth in an efficient and profitable manner. In the near term, this means prioritizing margin expansion and sustainable cash flow, which may result in periods of flat or modestly declining subscriber levels.

2 “Pre-combination” indicates financial information of fuboTV Inc. on a standalone basis for historical periods prior to the completion of the Business Combination. See “Basis of Presentation” for more information.

Today, we are beginning to provide greater visibility into our long-term goal for Adjusted EBITDA for 2028, supported by operational and contractual drivers.

This is based firmly on a model grounded in contractual obligations, scale and execution.

As the chart below indicates, we have crossed into positive territory on a pro-forma basis. We believe this is only the beginning.

We currently expect:

●	Fiscal 2026 Pro Forma Adjusted EBITDA of $80-100 million.
●	Fiscal 2028 Adjusted EBITDA of at least $300 million.
●	Positive Free Cash Flow in Fiscal 2027 and Fiscal 2028 under our current operating plan.

This outlook is supported by specific, contractual drivers already in motion.

First, our 2028 Adjusted EBITDA projection is partially driven by our contractually obligated wholesale fees, which expand meaningfully over time. During the term of our commercial agreement with Hulu, Fubo receives — in addition to ad revenue — a wholesale fee at a ratio to Hulu + Live TV’s carriage costs. That ratio is 95% in 2026, increasing to 97.5% in 2027 and reaching 99% in 2028 and beyond.

This step up is contractual and gives us strong visibility into our earnings profile and expected Adjusted EBITDA expansion.

In addition, we believe there is a path to structurally lower content costs over time, which means the potential for lower subscriber-related expenses and Adjusted EBITDA lift. As legacy Fubo and Hulu + Live TV content agreements come up for renewal, we plan to align them to optimize for our increased scale.

Our guidance also includes eventual ad synergies following the migration of the Fubo service’s advertising inventory to the Disney Ad Server. We are on pace to achieve those synergies.

Reverse Stock Split

This brings us to the reverse stock split. As you know, the reverse stock split does not change the fundamentals of a business. It does not impact Fubo’s cash, operations, or our long-term earnings potential. What it does impact is how the stock is structured and perceived in the market.

The decision to initiate the reverse split was driven by a clear objective: to position Fubo for long-term success in the public markets.

Specifically, the reverse split was designed to:

●	Broaden the potential investor base to include institutions that are restricted from investing in low priced securities.
●	Attract long-term, fundamental investors who focus on business performance rather than short-term trading dynamics.
●	Better align our share count with our market capitalization and earnings per share.

Importantly, the decision to effectuate a reverse split was a proactive, strategic decision to best position the Company over the long-term.

I also want to address a concern we have heard that the reverse stock split signals an intention to issue dilutive, additional equity for capital raising purposes.

Given our confidence in the strength of our financial position, we do not currently have any plans to do that. We are operating from a position of financial strength with the resources to fund our current operations and execute our strategy without a need to raise equity capital based on our outlook.

Our focus is on creating value, not diluting it.

Content Strategy and NBCUniversal

FuboTV Inc., as a company, continues to offer NBCUniversal (“NBCU”) content through Hulu + Live TV. As a reminder, Hulu + Live TV operates at a significantly larger scale. While we acknowledge that the Fubo service does not currently include NBCU content, the impact on the overall Company has been modest. This is because the impact on the Fubo service has been lower than expected. Additionally, many customers, including existing Fubo subscribers, who seek NBCU content may access that programming through a separate subscription to Hulu + Live TV.

That said, we have begun to market Hulu + Live TV to customers of the Fubo service who may prefer Hulu + Live TV’s more comprehensive channel line-up. We expect to identify additional opportunities to more prominently feature Hulu + Live TV across the Fubo customer journey.

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One of our objectives post the business combination has been to optimize the legacy Fubo service and improve unit economics while expanding the range of options available to consumers across the combined platform.

For many years, we have been focused on our path to profitability. As demonstrated by our results, that process is now well underway. It includes:

●	Optimizing our channel lineups to deliver value to our customers and drive engagement, relative to the cost of the bundle and unit economics.
●	Expanding margins to ensure we have the flexibility to reinvest in growth.

At the same time, we are continuing to strengthen our content offering across each service.

Recently, and in time for Opening Day, the Fubo streaming service secured coverage of 17 pro baseball teams. This includes the addition of SNY in New York, returning all three regional sports networks (“RSNs”) in this leading market, as well as Spectrum SportsNet LA which gives us LA Dodgers coverage for the first time.

Finally, I want to speak directly to our retail shareholders.

Given our combined scale, we remain extremely confident in the opportunity in front of us.

Integrating two businesses of this scale is not instantaneous; it requires time, coordination, and a deep understanding of how to unlock the value that we outlined at the outset of this combination. We are working diligently every day to execute against that vision.

We deeply value you. Many of you have been with us since the earliest stages of the company, and in many cases, you are both our customers and shareholders.

We will continue to prioritize communication through 8-Ks, press releases, and other updates via our IR website and company social media channels. We also look forward to sharing more updates with you on our upcoming earnings call.

Thank you for being with us on this journey, and for your continued support.

Sincerely,

David Gandler, Co-Founder and CEO

About FuboTV Inc.

FuboTV Inc. (NYSE: FUBO) is a consumer-first live TV streaming company with the mission of delivering premium sports, news and entertainment programming through a best-in-class user experience that offers greater choice, flexibility and value. The sixth largest Pay TV company in the U.S. (UBS estimates) and ranked among Fast Company’s Most Innovative Companies (2026) and the Financial Times’ The Americas’ Fastest-Growing Companies (2026, 2025), FuboTV Inc. owns Hulu + Live TV (entertainment), Fubo (sports) and Molotov (entertainment and sports), which stream in markets around the globe. FuboTV Inc. is an affiliate of The Walt Disney Company.

Learn more at https://fubo.tv

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of FuboTV Inc. (“Fubo” or the “Company”) that involve substantial risks and uncertainties. All statements contained in this press release that do not relate to matters of historical fact are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including, among others, statements regarding our business strategy and plans, including growth and profitability priorities, our offerings and the benefits of any expanded product offerings, the effectiveness of the reverse stock split and the timing and benefits thereof, and the Company’s expected future financial results, including the Company’s financial outlook and/or guidance and long-term targets, which include Adjusted EBITDA, Pro Forma Adjusted EBITDA and Free Cash Flow, expectations around our liquidity and debt levels and related capital strategies, potential ad synergies for the combined company, and expectations about content cost trends. The words “could,” “will,” “plan,” “intend,” “anticipate,” “approximate,” “expect,” “potential,” “believe” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that Fubo makes due to a number of important factors, including but not limited to the following: our ability to achieve or maintain profitability; risks related to our access to capital and fundraising prospects to fund our financial operations and support our planned business growth; risks related to the integration of the Hulu Live Business (as defined below); risks related to our organizational structure following completion of the Business Combination (as defined below); our revenue and gross profit are subject to seasonality; our operating results may fluctuate; our ability to effectively manage our growth; risks related to the Business Combination; the long-term nature of our content commitments; our ability to renew our long-term content contracts on sufficiently favorable terms; our ability to attract and retain subscribers; risks related to our commercial arrangements with Hulu; obligations imposed on us through our agreements with certain distribution partners; our ability to license streaming content or other rights on acceptable terms; the restrictions imposed by content providers on our distribution and marketing of our products and services; our reliance on third party platforms to operate certain aspects of our business; risks related to the difficulty in measuring key metrics related to our business; risks related to preparing and forecasting our financial results; risks related to the highly competitive nature of our industry; risks related to our technology, as well as cybersecurity and data privacy-related risks; risks related to our conversion to a Delaware corporation and our status as a “controlled company”; risks related to ongoing or future legal proceedings; and other risks, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, and changes in tax and other laws, regulations, rates and policies. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are discussed in our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2025 filed with the SEC, and our other periodic filings with the SEC. We encourage you to read such risks in detail. The forward-looking statements in this press release represent Fubo’s views as of the date of this press release. Fubo anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing Fubo’s views as of any date subsequent to the date of this press release.

Basis of Presentation

On October 29, 2025 (the “Closing Date”), the Company, The Walt Disney Company (“Disney”) and Hulu, LLC (“Hulu”) consummated the transactions contemplated by the Business Combination Agreement, dated as of January 6, 2025, by and among Fubo, Disney and Hulu, pursuant to which the parties combined Fubo’s existing business with Disney’s Hulu + Live TV business (the “Hulu Live Business” and, such transactions, collectively, the “Business Combination”).

The Company has accounted for the Business Combination as a reverse acquisition of the Company using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), with the Hulu Live Business treated as the accounting acquirer. Accordingly, commencing with the fiscal quarter ended December 31, 2025, the historical combined carve-out financial statements of the Hulu Live Business are presented as the historical financial statements of the Company. Prior to the Business Combination, the Hulu Live Business operated as part of Hulu, which is controlled and consolidated by Disney, and, therefore, its historical financial statements were prepared on a carve-out basis from Disney and Hulu, including allocations of certain corporate costs, shared services, and assets and liabilities that were not historically operated or financed on a standalone basis.

To facilitate comparability between periods, we have included (i) supplemental unaudited financial information for fuboTV Inc. on a standalone basis for historical periods prior to the completion of the Business Combination as disclosed in the Company’s prior filings with the SEC and (ii) supplemental unaudited pro forma condensed combined financial information, including Pro Forma Net Income (Loss), giving effect to the Business Combination as if it had been consummated at the beginning of the twelve months ended September 30, 2025. The unaudited pro forma condensed combined financial information has been prepared in accordance with U.S. GAAP and Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information is based on the historical combined carve-out financial statements of the Hulu Live Business and the historical consolidated financial statements of Fubo, as adjusted to give effect to the Business Combination and related transactions. This information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

Prior to the closing of the Business Combination, the Hulu Live Business’s fiscal year ended on the Saturday closest to September 30, and the Company’s historical fiscal year end was December 31. Effective as of the Closing Date, the Company changed its fiscal year end to September 30, with its first full fiscal year following the Closing Date to end on September 30, 2026.

Key Performance Metrics and Non-GAAP Financial Measures

Pro Forma Adjusted EBITDA and Adjusted EBITDA

Pro Forma Adjusted EBITDA and Adjusted EBITDA are non-GAAP financial measures defined as Pro Forma Net Income (Loss) or Net Income (Loss), respectively, adjusted for depreciation and amortization, impairment of other assets, stock-based compensation, certain litigation and transaction expenses, other (income) expense, income tax provision (benefit), and certain corporate allocation expenses. Certain litigation expenses consist of legal expenses and related fees and costs for specific proceedings that we have determined arise outside of the ordinary course of business and do not consider representative of our underlying operating performance, based on the several considerations which we assess regularly, including: (1) the frequency of similar cases that have been brought to date, or are expected to be brought in the future; (2) matter-specific facts and circumstances, such as the unique nature or complexity of the case and/or remedy(ies) sought, including the size of any monetary damages sought; (3) the counterparty involved; and (4) the extent to which management considers these amounts for purposes of operating decision-making and in assessing operating performance. Certain transaction expenses consist of professional advisor costs related to the business combination with Hulu + Live TV. Certain corporate allocation expenses consist of expenses related to allocations of Hulu and Disney’s corporate executive functions and other services previously provided by Hulu and Disney to the Hulu Live Business. As many of these corporate functions are redundant to those already existing at Fubo, Fubo expects to incur limited additional costs to operate as a combined public company that are not based on the commercial arrangements effective as of the Closing Date.

Free Cash Flow

Free Cash Flow is a non-GAAP measure defined as Net cash provided by (used in) operating activities, reduced by capital expenditures (consisting of purchases of property and equipment), capitalization of internal use software, purchases of intangible assets and gain on settlement of litigation, net. We believe Free Cash Flow is an important liquidity measure of the cash that is available for operational expenses, investments in our business, strategic acquisitions, and for certain other activities such as repaying debt obligations and stock repurchases. Free Cash Flow is a key financial indicator used by management. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

Reconciliation of Key Performance Metrics and Non-GAAP Financial Measures

Certain measures used in this press release, including Pro Forma Adjusted EBITDA and Adjusted EBITDA, are non-GAAP financial measures. We believe these are useful financial measures for investors as they are supplemental measures used by management in evaluating our core operating performance. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. First, these non-GAAP financial measures are not a substitute for GAAP financial measures. Second, these non-GAAP financial measures may not provide information directly comparable to measures provided by other companies in our industry, as those other companies may calculate their non-GAAP financial measures differently.

The following tables include reconciliations of historical Adjusted EBITDA and Pro Forma Adjusted EBITDA used in this press release to Net Income (Loss) or Pro Forma Net Income (Loss), respectively. The Company is not providing a reconciliation of forward-looking Pro Forma Adjusted EBITDA or Adjusted EBITDA to Pro Forma Net Income (Loss) or Net Income (Loss), respectively, the most directly comparable GAAP measures, because the Company does not currently have sufficient information to accurately estimate all of the variables and individual adjustments for such reconciliation. As such, the Company cannot estimate on a forward-looking basis without unreasonable effort the impact these variables and individual adjustments will have on its reported results.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA (TTM)(1)

(in thousands)

	Twelve Months Ended
	September 30, 2022	September 30, 2023	September 30, 2024	September 30, 2025	September 30, 2025
	Pre-Combination	Pre-Combination	Pre-Combination	Pre-Combination	Pro Forma

Reconciliation of Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(424,571)	$(317,977)	$(207,888)	$120,664	$(178,026)
Depreciation and amortization	38,172	35,415	38,234	40,307	185,947
Impairment of other assets	-	-	-	3,813	3,813
Stock-based compensation	52,655	49,364	44,373	30,722	53,655
Non-GAAP one-time non-cash operating expenses	(1,162)	-	-	-	-
Certain litigation and transaction expenses	-	76	19,598	32,600	70,374
Other (income) expense	15,205	7,815	(21,835)	(212,492)	(222,248)
Income tax provision (benefit)	(2,098)	(998)	10	1,857	997
Certain corporate allocation expenses	-	-	-	-	144,005
Adjusted EBITDA	(321,799)	(226,305)	(127,508)	17,471	58,517

(1) “Pre-combination” indicates financial information of fuboTV Inc. on a standalone basis for historical periods prior to the completion of the Business Combination. See “Basis of Presentation” for more information.

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Investor Contacts

Ameet Padte, Fubo

ameet@fubo.tv

Media Contacts

Jennifer L. Press, Fubo

jpress@fubo.tv

Bianca Illion, Fubo

billion@fubo.tv